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                                 [Letterhead]

Press Release

                              Helicon Partners I
                           Acquires 2 Cable Systems
                           With 35,000 Customers and
                   Now Serves 153,500 Customers in 10 States

                     Englewood Cliffs, NJ, June 26, 1997:

On June 26, 1997, Helicon acquired two cable systems with approximately 35,000 customers in the City of Anderson, South Carolina and the High Country System in Boone, North Carolina from Booth Communications Carolinas Assets, Inc and Booth Communications Carolinas, Inc. Helicon now provides service to 153,500 customers in 10 states.

In early 1996, Helicon formed its acquisition partnership, Helicon Partners I, L. P., which was capitalized with $119,000,000. SunAmerica Inc., Sandler Capital Management, Union Bank and The Helicon Group, L. P. formed Helicon Partners I, L. P. to purchase cable systems in ex-urban markets.

"We are extremely pleased that we acquired the Booth systems and that we have effectively doubled the size of our Company within a year after we formed Helicon Partners I. L. P.," stated Mr. Theodore Baum, Chairman of Helicon. "We now look forward to being an aggressive bidder for additional systems so that we can double the size of our Company again."

Gregory A. Kriser, Chief Operating Officer & Executive Vice President of Helicon, further stated, "The Booth properties fit very well within our ex-urban market strategy. Both systems employ advanced 550 MHz Fiber Hybrid Coaxial plant; are each served by one headend and have excellent technical and customer service reputations. We believe we can take both these systems to the next level by marketing new products and advanced services in a relatively short period of time."

Herbert J. Roberts, Chief Financial Officer, Senior Vice President and Treasurer of Helicon also commented that, "we have now proved that Helicon can execute its acquisition strategy successfully. Helicon's relationships with the investment and banking community are excellent and we look forward to continuing our acquisition efforts by raising additional funds in 1997."

- For Release 3 p.m. EDT, June 26, 1997


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